EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces First-Quarter 2008 Financial Information

SPOKANE, Wash., April 30, 2008 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT), the bank holding company for Inland Northwest Bank (the "Bank"), today reported financial results for the first-quarter ended March 31, 2008.

Net income for the first-quarter 2008 was $440 thousand, a reduction of $55 thousand, or 11.1%, when compared to $495 thousand reported for the first-quarter 2007. Earnings per diluted share for the first-quarters of 2008 and 2007 were $0.18 and $0.21, respectively. Return on average assets for the years-to-date 2008 and 2007 was 0.50% and 0.69%, respectively, and return on average equity was 6.35% and 7.91%.

March 31, 2008 assets were $352.1 million, an increase of $8.4 million (2.5%) when compared to December 31, 2007 and an increase of $55.4 million (18.7%) when compared to March 31, 2007. Deposits at March 31, 2008 were $289.4 million, and net loans, including loans held for sale, were $291.7 million. When compared to year-end and prior-year quarter-end, deposits increased $16.9 million (6.2%) and $53.9 million (22.9%), respectively. Net loans, including loans held for sale, increased $14.7 million (5.3%) and $71.6 million (32.6%), respectively.

Comparing the first three months of 2008 to the same period in 2007, net interest income improved by $352 thousand and non-interest income improved by $53 thousand. Revenue for the Company (defined as net interest income plus non-interest income) increased by 12.0% in the first-quarter over the same quarter last year, $3.8 million versus $3.4 million.

Net interest income as a percent of average earning assets (the net interest margin, or NIM) is down year-over-year, with the first three months' 2008 NIM reporting at 3.92% versus 4.26% for the same period last year. The reduction in NIM is the result of Bank assets re-pricing more quickly than Bank liabilities in a declining interest rate environment.

The Bank has recorded net loan charge-offs of $38 thousand year-to-date. For the same period in 2007, the Bank recorded a net recovery of previously charged-off loans of $3 thousand. Total non-performing assets (loans on non-accrual, past due 90 days or more and foreclosed property owned) were $644 thousand at March 31, 2008 and $570 thousand at March 31, 2007. As a percentage of total assets, non-performing assets were 0.18% and 0.19% in 2008 and 2007, respectively.

Randall L. Fewel, President and CEO of the Company and the Bank, noted that he was pleased with first-quarter year-over-year growth, particularly in loans. He indicated that the decrease in net income is largely the result of the decline in interest rates and, to a lesser extent, to investments that the Bank has made in branches and people over the past two years. "To position the Bank for sustained organic growth, we have added considerable overhead expense, beginning in the last half of 2006 and continuing through the first quarter of this year," he said. "Employee expense has increased $272 thousand in the first quarter this year versus last year, primarily due to the addition of six new commercial lenders and additional support personnel. We have nearly doubled the number of commercial lenders that we employ over the past 15 months, from 7 to 13. Expenses related to fixed assets have increased $73 thousand this year due to the opening of branches in Hayden and Spirit Lake, Idaho, our lease of a new branch location on Francis Avenue in Spokane and our commitment to an additional 4,000 square feet at our headquarters location in the Paulsen Center. Along with other costs associated with accelerated growth, these expenses were anticipated in our planning for 2008, and we understand that they will continue to place pressure on earnings throughout the year."

"While we had anticipated some decline in interest rates," Fewel continued, "we did not forecast such a steep decline so quickly." The Federal Funds rate has dropped a full 3.0% over a little more than six months and each time it has dropped, it has had a negative effect on the Bank's net interest margin. "Initially, when rates drop," said Fewel, "a significant number of our loans re-price to the new, lower rate. Although deposits will re-price over time, the immediate impact on them is much smaller than it is on loans. Until a large number of deposits, especially maturing certificates of deposit, re-price to the lower rates, the Bank will earn less of an interest rate margin." He noted that the Bank was fortunate that loan balances had increased dramatically year-over-year, which helped to counter the effect of the reduction in net interest margin, and indicated that he felt that the worst of the interest rate cuts was over. "Once rates stabilize," he said, "we will see a recovery in the net interest margin. The timing and the extent to which the net interest margin improves and contributes to higher income is largely dependent upon future Federal Reserve actions; however, we expect to start seeing margin improvement in 2009."

"We feel fortunate," Fewel said, "to be operating in the markets that we are in, where we have the opportunity, without taking undue risk, to book good new business and to leverage the investment that we have made in our people and facilities. While our current 'growth' strategy comes at a cost, we continue to believe that, over time, it will prove to be the best course of action for enhancing shareholder value, while enabling the Bank to continue to expand its footprint, offer new services to its customers, and provide career advancement opportunities to its outstanding employees."

Fewel reiterated comments made in the Company's April 16, 2008 press release where a twenty cent ($0.20) per share cash dividend was declared, payable on June 13, 2008, to shareholders of record as of May 9, 2008. "This represents an 11% increase over the cash dividend the Company paid last year," Fewel said, "and is indicative of how positively the Board of Directors views the long-term future of the Company."

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington and four branches in Kootenai County, Idaho. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 456-8888